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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 31, 2002 (except for Note 3, as to which the date is March 26, 2002, and Note 7, as to which the date is March 7, 2002) in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-90594) and related Prospectus of Steel Dynamics, Inc. dated August 21, 2002, and to the incorporation by reference therein of our report with respect to the consolidated financial statements of Steel Dynamics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP

Fort Wayne, Indiana

August 21, 2002